                                                                 EXHIBIT 3(E)(5)

                              AMENDMENT NUMBER 2 TO
                   OFFERING MEMORANDUM FOR EXCHANGE OFFER AND
                 SOLICITATION OF CONSENTS AND WAIVERS OF DEFAULT
                          WITH RESPECT TO THE OFFER OF

                                MAXIM CRANE WORKS

                                to Exchange Up To
    $155,000,000 principal amount of 103/8% senior notes due 2008 of anthony crane rental, l.p. and anthony crane capital corporation and $48,000,000 principal amount at maturity of 133/8% senior discount debentures due 2009 of anthony crane rental holdings, l.p. and anthony crane holdings capital corporation and solicitation of consents to indenture amendments and waivers of default

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THE EXCHANGE OFFER AND THE SOLICITATION PERIOD FOR CONSENTS TO THE INDENTURE
AMENDMENTS AND WAIVERS OF DEFAULT WILL EXPIRE AT 12:01 A.M., NEW YORK CITY TIME, ON JULY 8, 2003, UNLESS EXTENDED. IT IS A CONDITION TO THE COMPLETION OF THE EXCHANGE OFFER THAT 100% OF THE AGGREGATE PRINCIPAL AMOUNT OF THE OLD NOTES AND OLD DEBENTURES IN THE OFFERING MEMORANDUM (AS SUCH TERMS ARE DEFINED BELOW) ARE VALIDLY TENDERED FOR EXCHANGE AND NOT WITHDRAWN.
--------------------------------------------------------------------------------

     This Amendment Number 2, known as the Amendment, amends the Offering Memorandum for Exchange Offer and Solicitation of Consents and Waivers of Default by Maxim Crane Works dated March 14, 2003, as amended, which sets forth the offer of:

     1. Rental and Crane Capital to exchange $1,000 face amount of New Notes for each $1,000 face amount of Rental's and Crane Capital's Old Notes; and

     2. Holdings and Holdings Capital to exchange $1,000 face amount of New Debentures for each $1,000 face amount of Holdings' and Holdings Capital's Old Debentures.

     Unless otherwise defined herein, capitalized terms used herein have the same meanings as in the Offering Memorandum. Except as set forth herein, the terms and conditions of the Exchange Offer and Consent Solicitation remain as set forth in the Offering Memorandum. In the event of any inconsistency between the information contained in this Amendment and the Offering Memorandum, the terms of this Amendment shall govern.




       The Depositary for the Exchange Offer and Consent Solicitation is:
                         U.S. Bank National Association

                              --------------------

For a discussion of risks that you should consider before participating in this
    Exchange Offer and Consent Solicitation, you should review carefully the Offering Memorandum, including the section entitled "Risk Factors" beginning on page 18 of the Offering Memorandum.

                              --------------------

                  The date of this Amendment is June 27, 2003.

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Intercreditor Agreement

     You should read this section in conjunction with the section immediately following entitled "Election Right," which describes the right of the Holders to terminate the fourth-priority lien and those provisions of the Intercreditor Agreement that restrict the right of Holders to exercise certain remedies or take certain actions as described, in part, below.

     In connection with our issuance of the New Notes and the granting of the fourth-priority lien securing our obligations under the New Notes, Rental, Crane Capital, the Trustee and Fleet National Bank, as collateral agent for the lenders under our Credit Facilities, will enter into an Intercreditor Agreement. This agreement will set forth the priority of the fourth-priority lien held by the Trustee, on behalf of the holders of the New Notes, in relation to the senior lien, held by Fleet, on behalf of the Senior Secured Parties under the Credit Facilities.

     Pursuant to the Intercreditor Agreement, the senior lien held by Fleet on behalf of the Senior Secured Parties will constitute a first-priority lien on substantially all of our assets and the proceeds of such assets and will be senior to the fourth-priority lien. This ranking is intended to be effective regardless of the avoidability, subordination or non-perfection of the senior lien. If the senior lien is determined to be unperfected or is avoided for any reason, the priorities provided for in the Intercreditor Agreement shall remain in full force and effect as to the collateral securing the senior lien. Under the Intercreditor Agreement, the Trustee will agree and the holders of New Notes, by their participation in the Exchange Offer will be deemed to have agreed, not to contest or support a contest of the enforcement of the senior lien in any legal proceeding, including any bankruptcy proceeding, or to contest the senior liens in any other matter or the rights or remedies of Fleet or the Senior Secured Parties.

     In this Amendment our obligations under the Credit Facilities are known as the Senior Obligations and the commitments of the Senior Secured Parties to us thereunder as the Commitments. Until the Senior Obligations have been paid in full, in cash, and the Commitments terminated neither the Trustee nor any Holder of New Notes will be permitted to:

     . ask, demand or sue for any right or remedy in respect of any of the collateral,

     . take or receive from us, directly or indirectly, in cash or other property, by set-off or in any other manner, any collateral or any proceeds of collateral, or

     . commence, or join in commencing with any creditor or party, other than Fleet and the Senior Secured Parties, any enforcement, collection, execution, levy or foreclosure proceeding with respect to any lien on any of the collateral or any proceeds thereof.

     Until the Senior Obligations have been paid in full, in cash, and the Commitments terminated, the sole right of the Trustee and each of the Holders of New Notes with respect to the collateral will be to hold a lien therein and to receive a share of the proceeds thereof, if any, after payment in full, in cash, of all Senior Obligations and termination of the Commitments.

     In addition to the provisions described above related to collateral, notwithstanding the provisions of the Indenture, the New Notes, the agreements granting the fourth-priority lien, applicable law or otherwise, and except as described below, neither the Trustee nor any Holder of New Notes may exercise any remedy it may have under the Indenture, the New Notes or the agreements granting the fourth-priority lien (including, without limitation, enforcement, collection, execution, levy or foreclosure). By your participation in the Exchange Offer, you will be deemed to have consented to these provisions, which significantly reduce your ability as a Holder of New Notes to enforce your right to payment under the New Notes, unless and until the Holders elect to terminate the fourth-priority lien. As an exception to these prohibitions the Intercreditor Agreement will provide that:

     . if certain acceleration events have occurred, as described in the Intercreditor Agreement, the Trustee may accelerate our obligations under the New Notes to the extent permitted under the Indenture and may (1) file a proof of claim in respect of these obligations in the event of a bankruptcy proceeding by or against our company and (2) bring an action against us to enforce the terms of the New Notes, provided that neither the Trustee nor any Holder of New Notes may take any steps to become a lien creditor under applicable law or to enforce, levy, attach or execute upon any judgment obtained in such an action against the collateral, and

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     .    if the fourth-priority lien in any property has not been perfected with respect to such property, the Trustee may cause us (including Holdings and our subsidiaries) to perfect such lien in accordance with the agreements granting the fourth-priority lien, provided that such property is subject to a perfected senior lien.

     Under the Intercreditor Agreement, all proceeds from the disposition of our collateral will first be required to be paid to Fleet for repayment of our obligations under our Credit Facilities. The Trustee and holders of the New Notes will be permitted to exercise a right of setoff or counterclaim only after the Senior Obligations have been paid in full, in cash, and the Commitments terminated. The Trustee and the Holders of the New Notes will be required to pay over to Fleet any proceeds of the collateral received by the Trustee or any such Holder, or any cash or other property received in contravention of the Intercreditor Agreement.

     If Fleet or any of the Senior Secured Parties releases or subordinates a lien on the Senior Obligations on all or part of the collateral in anticipation of certain transactions including,

     .    any sale, lease, transfer or other disposition of the collateral,

     . any merger, consolidation, sale or other acquisition of all or substantially all of the assets or equity of our company (including our subsidiaries),

     .    any refinancing, in full or in part, of the Senior Obligations, or

     . any new financing or other financial accommodations being provided to our company (including our subsidiaries),

then Fleet may, without the further written consent or authorization from the Trustee or any Holder, promptly release or subordinate any fourth-priority lien with respect to the collateral to the same extent the senior lien is released or subordinated.

     If we shall become subject to a bankruptcy proceeding and seek to use cash collateral under Section 363 of the Bankruptcy Code, or to obtain financing under Section 364 of the Bankruptcy Code, the Trustee will consent in the Intercreditor Agreement, and each Holder will be deemed to have consented, to any use of cash collateral and/or any debtor-in-possession financing on the terms and conditions of any stipulation or court order agreed to by Fleet approving the usage or financing.

     Under the Intercreditor Agreement, the Trustee on its behalf and on behalf of each Holder of New Notes will irrevocably appoint Fleet as attorney-in-fact for and on behalf of the Trustee and each of the Holders, to take certain actions permitted under the Intercreditor Agreement, including the:

     . release or subordination of the fourth-priority lien in accordance with the terms of the Intercreditor Agreement, and

     . execution and delivery of termination statements, mortgage releases or other termination documents.

     The Trustee on its behalf and on behalf of each Holder of New Notes will also irrevocably appoint Fleet as the perfection agent solely to perfect the fourth-priority liens in our motor vehicles that have titles showing Fleet as the lienholder.

Election Right

     The Indenture governing the New Notes will provide that holders of a majority in principal amount of New Notes may, within the time period described in this paragraph, deliver a notice to the Trustee instructing the Trustee to exercise its right under the Intercreditor Agreement to terminate the fourth-priority lien and the restricted remedies provisions of the Intercreditor Agreement (as defined therein, the "Restricted Remedies Provisions"). The Restricted Remedies Provisions, some of which are described above, restrict the New Note Holders' ability to exercise remedies they may have under the Indenture, the New Notes, applicable law and the agreements executed in connection therewith. The holders of the New Notes will be permitted to deliver this notice at any time during the period commencing on the date of issuance of the New Notes and ending on the earlier of:

     .    July 22, 2004, and

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     .    the fifth business day following the date of commencement of an insolvency or liquidation proceeding regarding Holdings, Rental or any subsidiary of Holdings.

     To effectuate the provisions described in the preceding paragraph, the Intercreditor Agreement will provide that the Trustee may, during the period described above, make an election to terminate the fourth-priority lien and the Restricted Remedies Provisions. To exercise this election, the Trustee will be required to deliver to Fleet the Trustee's written certification that the fourth-priority lien has been permanently released and terminated. Upon delivery of such certification to Fleet, neither the Trustee nor the Holders shall be bound by the Restricted Remedies Provisions contained in the Intercreditor Agreement and such provisions shall be deemed to have been terminated.

     Some of the provisions of the Intercreditor Agreement will survive the Trustee's delivery of the election to terminate the fourth-priority lien. Among other things, Fleet will continue as attorney-in-fact and remain empowered to take those actions required to effectuate the termination of the fourth-priority lien and the Restricted Remedies Provisions. Fleet will also continue as perfection agent solely for the purpose of perfecting the fourth-priority lien in the collateral and will retain the powers necessary to complete such perfection. The Trustee's covenant not to sue Fleet for any claim relating to its role as perfection agent will also survive. Additionally, our agreement to indemnify Fleet and pay its expenses will also survive termination of the Restrictive Remedies Provisions.

Consent Fee

     In the Offering Memorandum, the Note Issuers offered to pay a Consent Fee in the aggregate amount of $1.4 million, payable pro rata (based on the principal amount of Old Notes held) to Holders of Old Notes who validly deliver (and do not validly revoke) their consent in the Consent Solicitation to the Indenture Amendments for the Old Note Indenture. Pursuant to an amendment to the Offering Memorandum dated April 30, 2003, this Consent Fee was increased to $1.8 million and later raised to $2.21 million. The Offering Memorandum contemplated payment of the Consent Fee in three equal installments: upon the issuance of the New Notes, on September 1, 2003 and on February 1, 2004. Pursuant to this Amendment, the Consent Fee of $2.21 million payable by the Note Issuers will be paid upon consummation of the Exchange Offer and Consent Solicitation.

     The Offering Memorandum did not contemplate the payment of a Consent Fee to the holders of the Old Debentures. Pursuant to an amendment to the Offering Memorandum dated April 30, 2003, the Debenture Issuers offered to pay a Consent Fee in the aggregate amount of $190,000, payable pro rata (based on the principal amount of Old Debentures held) to Holders of Old Debentures who validly deliver (and do not validly revoke) their consent in the Consent Solicitation to the Indenture Amendments for the Old Debenture Indenture. As further set forth in the April 30, 2003 amendment to the Offering Memorandum, this Consent Fee will be payable upon consummation of the Exchange Offer and Consent Solicitation.

Guarantees

     Rental's and Crane Capital's obligations under the New Notes will be jointly and severally guaranteed by Holdings, ACR Management, L.L.C. and substantially all of the subsidiaries of Holdings.

Other Considerations

     There are certain United States Federal income tax considerations with respect to accrued but unpaid interest and accrued OID on the Old Securities of which you should be aware. A United States Holder of Old Notes that uses the accrual method of accounting generally should include in income accrued but unpaid interest on the Old Notes as it accrues. In addition, such United States Holder should recognize an ordinary loss from the exchange offer equal to the excess of the amount of accrued interest that the United States Holder has included in income and the fair market value of the New Notes issued in the exchange offer in satisfaction of such interest (or additional ordinary income, to the extent that the fair market value of such New Notes exceeds the amount of such accrued interest). A United States Holder that uses the cash method of accounting generally should include in income the fair market value of the New Notes issued in the exchange offer in satisfaction of accrued but unpaid interest upon receipt of such New Notes. In either case, a United States Holder's tax basis in a New Note received in satisfaction of accrued but unpaid interest and the New Note's issue price will equal its fair market value on the date of the exchange offer. A United States Holder's holding period in such New Notes will begin on the day after the exchange offer. Regardless of its accounting method, a United States Holder of Old Debentures generally should

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

continue to include in income accruals of original issue discount on its Old Debentures through the date that the Old Debentures are exchanged for New Debentures.

     In addition, we continue to experience softness in the equipment rental markets due to the ongoing difficulties in the economy. This softness continues to negatively impact our financial results versus the prior year.

     Holders of approximately 94.2% of the outstanding principal amount of the Old Notes and 100.0% of the outstanding principal amount of the Old Debentures have tendered their Old Notes and Old Debentures for exchange and delivered their waivers and consents to the proposed amendments to the indentures governing the Old Notes and Old Debentures

                                   Conclusion

     All Holders of Old Notes or Old Debentures who wish to tender their Old Notes or Old Debentures for exchange and to consent to the Indenture Amendments and Wavier should complete and return their Letters of Transmittal and Consent so that they will be RECEIVED by the Depositary before 12:01 a.m., New York City time, on July 8, 2003.

Dated: June 27, 2003

                           ANTHONY CRANE RENTAL, L.P.
                           ANTHONY CRANE RENTAL HOLDINGS, L.P.
                           ANTHONY CRANE CAPITAL CORPORATION
                           ANTHONY CRANE HOLDINGS CAPITAL CORPORATION

     We have appointed U.S. Bank National Association as the Depositary for the Exchange Offer. All completed letters of transmittal and consents and agent's messages should be directed to the Depositary at one of the addresses set forth below. All questions regarding the procedures for tendering in the Exchange Offer and requests for assistance in tendering your Old Notes or Old Debentures should also be directed to the Depositary at one of the following telephone numbers and addresses:

                         By Mail:                                   By Overnight Courier and By Hand:
  US Bank National Association Corporate Trust Services     US Bank National Association Corporate Trust Services
                  180 East Fifth Street                                      180 East Fifth Street
               St. Paul, Minnesota 55101                                  St. Paul, Minnesota 55101
        Attention: Specialized Finance, 4th Floor                  Attention: Specialized Finance, 4th Floor
                                                                       Telephone Number: (651) 244-8112

                                  By Facsimile:

                                 (651) 244-1537
                         Attention: Specialized Finance

     Fax cover sheets should provide a call back phone number and request a call back, upon receipt.

     Delivery of a letter of transmittal and consent or agent's message to an address other than the address listed above or transmission of instructions by facsimile other than as set forth above is not valid delivery of the letter of transmittal and consent or agent's message.

     Requests for additional copies of the Offering Memorandum, this Amendment, the Letter of Transmittal or the Notice of Guaranteed Delivery and Consent may be directed to either the Depositary at the telephone number and address listed above or Ronald M. Marmo, Vice President Administration (412-330-1753) at Anthony Crane Rental, L.P. d/b/a Maxim Crane Works, 800 Waterfront Drive, Pittsburgh, Pennsylvania 15222.

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